United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM 8-K
_______________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 7, 2013
_______________

GENTIVA HEALTH SERVICES, INC.
(Exact name of registrant as specified in its charter)
_______________

Delaware	1-15669	36-4335801
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia	30339-3314
(Address of principal executive offices)	(Zip Code)

(770) 951-6450
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.

On February 7, 2013, Gentiva Health Services, Inc. (the “Company”) issued a press release on the subject of 2012 fourth quarter and full year consolidated earnings for the Company. A copy of such release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02 and Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits. The following exhibit is furnished herewith pursuant to Item 2.02:
Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTIVA HEALTH SERVICES, INC. (Registrant)

/s/ Eric R. Slusser Eric R. Slusser Executive Vice President, Chief Financial Officer and Treasurer

Date:  February 7, 2013

EXHIBIT INDEX

Exhibit Number                        Description

99.1                            Press Release

EXHIBIT 99.1

Press Release

Financial and Investor Contact:
    Eric Slusser
770-951-6101
eric.slusser@gentiva.com
or     John Mongelli
770-951-6496
john.mongelli@gentiva.com

Media Contact:
Scott Cianciulli
Brainerd Communicators
212-986-6667
cianciulli@braincomm.com

Gentiva® Health Services Reports Fourth Quarter and Full-Year 2012 Results

ATLANTA, GA, February 7, 2013 -- Gentiva Health Services, Inc. (NASDAQ: GTIV), the largest provider of home health and hospice services in the United States based on revenue, today reported fourth quarter and full-year 2012 results.

Full-year 2012 financial highlights include:

•	Total net revenues of $1.71 billion.

•
Adjusted income from continuing operations on a diluted per share basis of $1.27, excluding the $0.03 impact from credit agreement amendment fees incurred in the first quarter of 2012 and the $0.01 impact from Hurricane Sandy in the fourth quarter of 2012.

•	Adjusted EBITDA of $180.5 million.

Fourth quarter 2012 financial highlights include:

▪
Total net revenues of $425.0 million, a decrease of 5% compared to $449.2 million for the quarter ended December 31, 2011 due to the impact of the significant home health Medicare rate reduction in 2012 and the sale or closure of branches related to the Company's comprehensive review of its branch structure in the third quarter of 2011. Excluding the impact of branches sold or closed, total net revenues would have been down 2% compared to the fourth quarter of 2011. Net revenues included home health episodic revenues of $209.8 million, a decline of 3% compared to $217.1 million in the 2011 fourth quarter. Hospice revenues were $187.3 million, a decrease of 6% compared to $200.3 million in the 2011 fourth quarter. Hospice represented 44% of total net revenues in the fourth quarter of 2012, compared to 45% in the 2011 fourth quarter.

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

▪
Income from continuing operations attributable to Gentiva shareholders of $8.6 million, or $0.28 per diluted share, compared to income of $3.4 million, or $0.11 per diluted share, for the fourth quarter of 2011.

▪
Adjusted income from continuing operations attributable to Gentiva shareholders of $9.7 million, compared with $11.3 million in the comparable 2011 period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva shareholders was $0.31 for the fourth quarter of 2012 as compared to $0.37 for the fourth quarter of 2011. Excluding the $0.01 impact of Hurricane Sandy, adjusted income from continuing operations attributable to Gentiva shareholders was $0.32 on a diluted per share basis for the fourth quarter of 2012.

▪
Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) was $44.2 million in the fourth quarter of 2012 as compared to $47.1 million in the fourth quarter of 2011. Adjusted EBITDA as a percentage of net revenues was 10.4% in the fourth quarter of 2012 versus 10.5% in the prior year period.

Adjusted income from continuing operations attributable to Gentiva shareholders and Adjusted EBITDA exclude charges related to restructuring, legal settlements, acquisition and integration activities and other special items.

Highlights for the full-year 2012 include:

▪
Total net revenues of $1.71 billion, a decrease of 5% compared to $1.80 billion for the prior year period due to the impact of the significant home health Medicare rate reduction in 2012 and the sale or closure of branches related to the Company's comprehensive review of its branch structure in the third quarter of 2011. Net revenues included home health episodic revenues of $834.2 million, a decline of 5% as compared to $876.9 million in the comparable 2011 period. Hospice revenues were $764.8 million, a decrease of 3% compared to $786.2 million in the comparable 2011 period.

▪
Income from continuing operations attributable to Gentiva shareholders of $26.8 million, or $0.87 per diluted share, compared to a loss of $458.8 million, or $15.13 per diluted share, in the prior year period.

▪
Adjusted income from continuing operations attributable to Gentiva shareholders of $37.7 million, compared with $49.2 million in the 2011 period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva shareholders was $1.23 for 2012 as compared with $1.60 in the corresponding period of 2011. Excluding the $0.03 impact from expenses associated with the March 6, 2012 credit agreement amendment and the $0.01 impact from Hurricane Sandy, adjusted income from continuing operations attributable to Gentiva shareholders was $1.27 on a diluted per share basis for the 2012 period as compared to $1.68 in the prior year period, which excluded an $0.08 impact from refinancing charges.

▪
Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) was $180.5 million as compared to $199.2 million in the 2011 period. Adjusted EBITDA as a percentage of net revenues was 10.5% versus 11.1% in the prior year period.

For the fourth quarter of 2012, the Company reported net income attributable to Gentiva shareholders of $8.6 million, or $0.28 per diluted share, compared to net income of $4.6 million, or $0.15 per diluted share, in the fourth quarter of 2011. For the full-year 2012, net income attributable to Gentiva shareholders was $26.8 million, or $0.87 per diluted share, compared with a net loss of $450.5 million, or $14.85 per diluted share, for the full-year 2011. These results included charges related to the special items discussed above as well as the results from discontinued operations.

Cash Flow and Balance Sheet Highlights

At December 31, 2012, the Company reported cash and cash equivalents of $207.1 million, compared to $156.0 million at September 30, 2012. Total outstanding debt was $935.2 million as of December 31, 2012, compared to $938.1 million at September 30, 2012. Total Company days sales outstanding, or DSO’s, was 51 days at December 31, 2012, down from 52 days at September 30, 2012.

For the fourth quarter of 2012, net cash provided by operating activities was $51.3 million, compared to negative $9.2 million in the prior year period. Free cash flow was $48.8 million for the fourth quarter of 2012, compared to negative $13.9 million in the prior year period.

Full-year 2012 free cash flow was $114.2 million. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

Full-Year 2013 Outlook Comments

The Company will provide its 2013 guidance once the final sequestration rules have been issued by the Centers for Medicare and Medicaid Services (CMS) given the current uncertainties associated with when and how sequestration will be implemented.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the costs of restructuring, legal settlements and merger and acquisition activities, the results of discontinued operations and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on its fourth quarter 2012 results during its conference call and live webcast to be held today, Thursday, February 7, 2013 at 9:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #90049215. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on February 7 and will remain available continuously through February 14. To listen to a replay of the call from the United States, Canada or international locations dial (800) 585-8367 or (404) 537-3406 and enter the following PIN at the prompt: 90049215. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call will be posted on the Company’s website.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation's largest provider of home health and hospice services based on revenue, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. GTIV-G

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries
Condensed Consolidated Financial Statements and Supplemental Information
(Unaudited)

(in 000's, except per share data)	4th Quarter		Fiscal Year
	2012	2011	2012	2011
Condensed Statements of Comprehensive Income
Net revenues	$425,017	$449,209	$1,712,804	$1,798,778
Cost of services sold	229,254	240,605	908,741	948,455
Gross profit	195,763	208,604	804,063	850,323
Selling, general and administrative expenses	(156,924)	(183,402)	(655,766)	(730,407)
Goodwill, intangibles and other long-lived asset impairment	—	—	(19,132)	(643,305)
Gain on sale of assets and businesses, net	2,567	1,061	8,014	1,061
Dividend income	—	—	—	8,590
Interest income	650	723	2,661	2,686
Interest expense and other	(23,546)	(20,991)	(92,608)	(91,296)
Income (loss) from continuing operations before income taxes and
equity in net earnings of CareCentrix	18,510	5,995	47,232	(602,348)
Income tax (expense) benefit	(6,373)	(1,239)	(17,251)	75,768
Equity in net earnings of CareCentrix	(3,307)	(1,201)	(2,301)	68,381
Income (loss) from continuing operations	8,830	3,555	27,680	(458,199)
Discontinued operations, net of tax	—	1,219	—	8,315
Net income (loss)	8,830	4,774	27,680	(449,884)
Less: Net income attributable to noncontrolling interests	(260)	(189)	(884)	(641)
Net income (loss) attributable to Gentiva shareholders	$8,570	$4,585	$26,796	$(450,525)

Total comprehensive income (loss)	$8,830	$4,774	$27,680	$(450,362)

Earnings per Share
Basic earnings per common share:
Income (loss) from continuing operations attributable to Gentiva
shareholders	$0.28	$0.11	$0.88	$(15.13)
Discontinued operations, net of tax	—	0.04	—	0.28
Net income (loss) attributable to Gentiva shareholders	$0.28	$0.15	$0.88	$(14.85)

Weighted average shares outstanding	30,548	30,402	30,509	30,336

Diluted earnings per common share:
Income (loss) from continuing operations attributable to Gentiva
shareholders	$0.28	$0.11	$0.87	$(15.13)
Discontinued operations, net of tax	—	0.04	—	0.28
Net income (loss) attributable to Gentiva shareholders	$0.28	$0.15	$0.87	$(14.85)

Weighted average shares outstanding	30,891	30,541	30,687	30,336

Amounts attributable to Gentiva shareholders:
Income (loss) from continuing operations	$8,570	$3,366	$26,796	$(458,840)
Discontinued operations, net of tax	—	1,219	—	8,315
Net income (loss)	$8,570	$4,585	$26,796	$(450,525)

(in 000's)
Condensed Balance Sheets
ASSETS	December 31, 2012	December 31, 2011
Cash and cash equivalents	$207,052	$164,912
Accounts receivable, net (A)	251,080	290,589
Deferred tax assets	12,263	26,451
Prepaid expenses and other current assets	45,632	38,379
Total current assets	516,027	520,331

Notes receivable from CareCentrix	28,471	25,000
Investment in affiliate	916	—
Fixed assets, net	41,414	46,246
Intangible assets, net	193,613	214,874
Goodwill	656,364	641,669
Other assets	74,129	82,208
Total assets	$1,510,934	$1,530,328

LIABILITIES AND EQUITY
Current portion of long-term debt	$25,000	$14,903
Accounts payable	13,445	12,613
Payroll and related taxes	45,357	42,027
Deferred revenue	37,444	34,114
Medicare liabilities	27,122	23,066
Obligations under insurance programs	56,536	54,976
Accrued nursing home costs	18,428	24,223
Other accrued expenses	66,567	89,270
Total current liabilities	289,899	295,192

Long-term debt	910,182	973,222
Deferred tax liabilities, net	42,165	32,498
Other liabilities	33,988	26,885
Total equity	234,700	202,531
Total liabilities and equity	$1,510,934	$1,530,328

Common shares outstanding	30,756	30,779

(A) Accounts receivable, net included an allowance for doubtful accounts of $8.8 million and $11.6 million at December 31, 2012 and December 31, 2011, respectively.

(in 000's)
	Fiscal Year
Condensed Statements of Cash Flows	2012	2011
OPERATING ACTIVITIES:
Net income (loss)	$27,680	$(449,884)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26,580	30,140
Amortization and write-off of debt issuance costs	13,761	16,263
Provision for doubtful accounts	4,066	8,541
Equity-based compensation expense	7,645	7,548
Windfall tax benefits associated with equity-based compensation	(88)	(192)
Goodwill, intangibles and other long-lived asset impairment	19,132	643,305
(Gain) loss on sale of assets and businesses, net	(8,014)	(12,536)
Equity in net earnings of CareCentrix, including gain on sale, net of tax	2,301	(68,381)
Deferred income tax expense (benefit)	23,513	(86,012)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	34,882	(39,542)
Prepaid expenses and other current assets	(15,447)	10,467
Current liabilities	(15,979)	(54,111)
Other, net	5,936	(465)
Net cash provided by operating activities	125,968	5,141

INVESTING ACTIVITIES:
Purchase of fixed assets	(11,779)	(19,231)
Proceeds from sale of businesses, net of cash transferred	9,220	146,315
Acquisition of businesses, net of cash acquired	(22,335)	(320)
Net cash (used in) provided by investing activities	(24,894)	126,764

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,980	7,901
Windfall tax benefits associated with equity-based compensation	88	192
Repayment of long-term debt	(52,943)	(63,438)
Repurchase of common stock	(4,974)	—
Debt issuance costs	(4,125)	(15,460)
Repayment of capital lease obligations	(135)	(267)
Other	(825)	(673)
Net cash used in financing activities	(58,934)	(71,745)

Net change in cash and cash equivalents	42,140	60,160
Cash and cash equivalents at beginning of year	164,912	104,752
Cash and cash equivalents at end of year	$207,052	$164,912

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$78,783	$78,639
Income taxes paid	$4,375	$38,067

	Fiscal Year
A reconciliation of Free cash flow to Net cash provided by operating activities follows:	2012	2011
Net cash provided by operating activities	$125,968	$5,141
Less: Purchase of fixed assets	(11,779)	(19,231)
Free cash flow	$114,189	$(14,090)

(in 000's)
Supplemental Information	4th Quarter		Fiscal Year
	2012	2011	2012	2011
Segment Information (2)
Net revenues
Home Health	$237,698	$248,944	$948,019	$1,012,566
Hospice	187,319	200,265	764,785	786,212
Total net revenues	$425,017	$449,209	$1,712,804	$1,798,778

Operating contribution (6)
Home Health	$30,918	$20,767	$125,445	$126,194
Hospice	30,707	35,422	133,133	139,723
Total operating contribution	61,625	56,189	258,578	265,917

Corporate administrative expenses	(17,580)	(23,381)	(83,700)	(115,861)
Goodwill, intangibles and other long-lived asset impairment (8)	—	—	(19,132)	(643,305)
Dividend income (9)	—	—	—	8,590
Depreciation and amortization	(5,206)	(7,606)	(26,581)	(30,140)
Gain on sale of businesses (5)	2,567	1,061	8,014	1,061
Interest expense and other, net (7)	(22,896)	(20,268)	(89,947)	(88,610)
Income (loss) from continuing operations before income taxes and equity in net earnings of CareCentrix	$18,510	$5,995	$47,232	$(602,348)

Home Health operating contribution margin %	13.0%	8.3%	13.2%	12.5%
Hospice operating contribution margin %	16.4%	17.7%	17.4%	17.8%

	4th Quarter		Fiscal Year
Net Revenues by Major Payer Source:	2012	2011	2012	2011
Medicare
Home Health	$187,291	$197,574	$749,042	$799,240
Hospice	176,524	186,047	715,514	729,032
Total Medicare	363,815	383,621	1,464,556	1,528,272
Medicaid and local government	17,551	19,943	74,424	83,103
Commercial insurance and other:
Paid at episodic rates	22,472	19,568	85,200	77,638
Other	21,179	26,077	88,624	109,765
Total commercial insurance and other	43,651	45,645	173,824	187,403
Total net revenues	$425,017	$449,209	$1,712,804	$1,798,778

	4th Quarter		Fiscal Year
A reconciliation of Adjusted EBITDA to Net income attributable to Gentiva shareholders follows:	2012	2011	2012	2011
Adjusted EBITDA (3)	$44,246	$47,090	$180,548	$199,194
Goodwill, intangibles and other long-lived asset impairment (8)	—	—	(19,132)	(643,305)
Dividend income (9)	—	—	—	8,590
Gain on sale of businesses (5)	2,567	1,061	8,014	1,061
Restructuring, legal settlement and acquisition and integration costs (6)	(201)	(14,282)	(5,670)	(49,138)
EBITDA (6)	46,612	33,869	163,760	(483,598)
Depreciation and amortization	(5,206)	(7,606)	(26,581)	(30,140)
Interest expense and other, net (7)	(22,896)	(20,268)	(89,947)	(88,610)
Income (loss) from continuing operations before income taxes and equity in net earnings of CareCentrix	18,510	5,995	47,232	(602,348)
Income tax (expense) benefit (10)	(6,373)	(1,239)	(17,251)	75,768
Equity in net earnings of CareCentrix	(3,307)	(1,201)	(2,301)	68,381
Income (loss) from continuing operations	8,830	3,555	27,680	(458,199)
Discontinued operations, net of tax (4)	—	1,219	—	8,315
Net income (loss)	8,830	4,774	27,680	(449,884)
Less: Net income attributable to noncontrolling interests	(260)	(189)	(884)	(641)
Net income (loss) attributable to Gentiva shareholders	$8,570	$4,585	$26,796	$(450,525)

A reconciliation of Adjusted income from continuing operations attributable to Gentiva shareholders to Income from continuing operations follows (all items presented are net of tax): (3)	4th Quarter		Fiscal Year
	2012	2011	2012	2011
Adjusted income from continuing operations attributable to Gentiva shareholders	$9,686	$11,259	$37,679	$49,212
Goodwill, intangibles and other long-lived asset impairment (8)	—	(635)	(11,352)	(547,753)
Gain on sale of CareCentrix included in equity in net earnings of CareCentrix	(3,307)	(1,201)	(2,301)	67,127
Dividend income (9)	—	—	—	5,435
Gain on sale of businesses (5)	1,516	631	4,765	631
Cost savings, restructuring, legal settlement and acquisition and integration costs (6)	(139)	(8,378)	(3,385)	(29,679)
Tax valuation allowance on OIG legal settlement	814	1,690	1,390	(3,813)
Income (loss) from continuing operations attributable to Gentiva shareholders	8,570	3,366	26,796	(458,840)
Add back: Net income attributable to noncontrolling interests	260	189	884	641
Income (loss) from continuing operations	$8,830	$3,555	$27,680	$(458,199)

Adjusted income from continuing operations attributable to Gentiva shareholders per diluted share	$0.31	$0.37	$1.23	$1.60
Goodwill, intangibles and other long-lived asset impairment (8)	—	(0.02)	(0.37)	(18.06)
Gain on sale of CareCentrix included in equity in net earnings of CareCentrix	(0.11)	(0.04)	(0.08)	2.21
Dividend income (9)	—	—	—	0.18
Gain on sale of businesses (5)	0.05	0.02	0.16	0.02
Cost savings, restructuring, legal settlement and acquisition and integration costs (6)	—	(0.27)	(0.11)	(0.98)
Tax valuation allowance on OIG legal settlement	0.03	0.05	0.04	(0.12)
Impact of exclusion of dilutive shares due to the anti-dilutive effect of the shares	—	—	—	0.02
Income (loss) from continuing operations attributable to Gentiva shareholders per diluted share	0.28	0.11	0.87	(15.13)
Add back: Net income attributable to noncontrolling interests	0.01	0.01	0.03	0.02
Income (loss) from continuing operations per diluted share	$0.29	$0.12	$0.90	$(15.11)

Operating Metrics	4th Quarter		Fiscal Year
Home Health	2012	2011	2012	2011
Episodic admissions	49,300	48,900	198,000	199,600
Total episodes	71,900	71,200	287,800	287,600
Episodes per admission	1.46	1.46	1.45	1.44
Revenue per episode	$2,920	$3,050	$2,900	$3,050

Hospice
Admissions	12,600	13,000	51,500	55,100
Average daily census	13,200	14,100	13,600	14,000
Patient days (in thousands)	1,213	1,288	4,959	5,092
Revenue per patient day	$155	$155	$154	$154
Length of stay at discharge (in days)	105	94	96	89
Services by patient type:
Routine	98%	98%	98%	97%
General Inpatient & Other	2%	2%	2%	3%

Notes:

1.	The comparability between reporting periods has been affected by the following items:

a.
During the fourth quarter of 2011, the Company closed 34 locations (25 home health and 9 hospice) and sold 9 home health branches as a result of a comprehensive review of its branch structure, support infrastructure and other significant expenditures in response to the challenging Medicare reimbursement rate environment. During the year 2012, the Company completed the sale of eight home health and four hospice branches in Louisiana and closed four additional home health branches as part of this initiative.

The Company also completed several other acquisitions and dispositions during the year 2012.
As a result of this activity, the Company’s revenues for the fourth quarter and full year 2012 were negatively impacted by approximately $9 million and $70 million, respectively, as compared to the fourth quarter and full year 2011.

b.	The full year 2012 included 366 days of activity as compared to 365 days for the year 2011 due to 29 days in February 2012 versus 28 days in February 2011.

2.
The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate expenses, depreciation, amortization, and interest expense and other (net), but include revenues and all other costs directly attributable to the specific segment.

3.
Adjusted EBITDA, a non-GAAP financial measure, is defined as income from continuing operations before interest expense and other (net of interest income), income taxes, depreciation and amortization and excluding (i) charges relating to cost savings and other restructuring, legal settlements, and acquisition and integration activities, (ii) gain on sale of businesses, (iii) dividend income, and (iv) goodwill, intangibles and other long-lived asset impairment. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies. Adjusted EBITDA presented in the Supplemental Information relates to the Company’s continuing operations.

Adjusted income from continuing operations attributable to Gentiva shareholders is defined as income from continuing operations attributable to Gentiva shareholders, excluding (i) tax reserves relating to the OIG settlement, (ii) charges relating to cost savings and other restructuring, legal settlements, and acquisition and integration activities, (iii) gain on sale of businesses, (iv) dividend income, (v) gain on sale of CareCentrix included in equity in net earnings of CareCentrix, net of tax, and (vi) goodwill, intangibles and other long-lived asset impairment.

4.
Discontinued operations in 2011 consisted of the financial results of the Company’s Rehab Without Walls and IDOA businesses and the HME and IV business. Net revenues and operating results associated with these operating units for the fourth quarter and full year 2011 were as follows (dollars in thousands):

	4th Quarter	Fiscal Year
	2011	2011
Net revenues	$183	$22,819

Operating income before income taxes	$(256)	$2,430
Gain on sale of business	2,387	11,475
Income tax expense	(912)	(5,590)
Discontinued operations, net of tax	$1,219	$8,315

5.
During the fourth quarter of 2012, the Company completed the sale of its Phoenix area hospice operations to Banner Health, an Arizona non-profit corporation, pursuant to an asset purchase agreement for cash consideration of $3.5 million.

During the second quarter of 2012, the Company completed the sale of eight home health branches and four hospice branches in Louisiana, pursuant to an asset purchase agreement, for total consideration of approximately $6.4 million. The Company received proceeds of approximately $5.9 million and established a receivable of approximately $0.5 million.

Effective May 31, 2012, the Company completed the sale of its Gentiva consulting business to MP Healthcare Partners, LLC pursuant to an asset purchase agreement, for cash consideration of approximately $0.3 million.

In connection with the sales, the Company recorded a gain on sale of businesses of approximately $2.6 million and $8.0 million for the fourth quarter and full year 2012, respectively.

6.
Operating contribution and EBITDA included charges relating to cost savings and other restructuring, legal settlements and acquisition and integration activities of $0.2 million and $5.7 million for the fourth quarter and full year 2012, respectively, and $14.3 million and $49.1 million for the fourth quarter and full year 2011, respectively.

For the fourth quarter and full year 2012, the Company recorded cost savings and other restructuring costs of $0.2 million and $1.7 million, respectively. For the full year 2012, the Company recorded legal settlement reserves of $5.0 million, associated with the tentative settlement of the Wilkie wage and hour lawsuit, partially offset by a reduction in cost savings and other restructuring costs of $1.0 million, primarily relating to favorable lease settlements associated with the Company's branch closures.

For the fourth quarter and full year 2011, the Company recorded (i) cost savings and other restructuring costs of $12.7 million and $15.2 million, respectively, (ii) legal settlement reserves of $1.0 million and $26.0 million, respectively, associated with a government investigation assumed in the Odyssey acquisition, and (iii) acquisition and integration costs of $0.6 million and $7.9 million, respectively, primarily relating to the acquisition of Odyssey HealthCare, Inc.

These charges were reflected as follows for segment reporting purposes (dollars in millions):

	4th Quarter		Fiscal Year
	2012	2011	2012	2011
Home Health	$—	$7.4	$5.6	$7.7
Hospice	0.3	2.2	0.4	3.7
Corporate expenses	(0.1)	4.7	(0.3)	37.7
Total	$0.2	$14.3	$5.7	$49.1

7.
Interest expense and other, net for the year 2012 included charges of approximately $0.5 million relating to the write-off of deferred debt issuance costs associated with the Company’s March 6, 2012 credit agreement amendment. Interest expense and other, net for the year 2011 included charges of approximately $3.8 million relating to the write-off of deferred debt issuance costs and costs of terminating the Company’s interest rate swaps in connection with the refinancing of the indebtedness outstanding under its credit agreement.

8.
During the third quarter of 2012, the Company initiated an effort to re-brand all of its branch operations under the single Gentiva name. In connection with this re-branding effort, the Company recorded a $19.1 million non-cash write-off of existing trade name balances for the year 2012.

During the third quarter of 2011, the Company performed an impairment test of its goodwill, intangibles and other long-lived assets in response to changes in our business climate, including uncertainties around Medicare reimbursement as the federal government worked to reduce the federal deficit. The Company’s impairment test indicated that the fair value of certain identifiable intangible assets, as well as goodwill, was less than their carrying values. In addition, the Company finalized its review of alternatives to replacing various field operating systems. As such, the Company recorded non-cash impairment charges of approximately $643.3 million for 2011.

9.	Dividend income for the year 2011 represents a 12% cumulative preferred dividend received in connection with the sale of the Company’s preferred investment in CareCentrix in 2011.

10.
The Company’s effective tax rate for adjusted income from continuing operations was a tax provision of 38.4% and 39.8% for the fourth quarter and full year 2012, respectively, as compared to 40.5% and 39.7% for the fourth quarter and full year 2011, respectively.

Forward-Looking Statements
Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of healthcare reform legislation and its implementation through governmental regulations; legislative proposals for healthcare reform; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; ability to access capital markets; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; ability to maintain compliance with its financial covenants under the Company’s credit agreement; effect on liquidity of the Company's debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission, including the "Risk Factors" section contained in the Company's annual report on Form 10-K for the year ended December 31, 2011.
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